Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2020 Second Quarter Results
MALVERN, Pa. (August 4, 2020) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2020 second quarter ended June 27, 2020.
Second Quarter Highlights:
•Revenues of $59.1 million declined 16.5% from a year ago.
•Gross profit margin was 39.1% as compared to 40.4% reported a year ago.
•Adjusted gross profit margin* was 40.1% as compared to 40.4% reported a year ago.
•Operating margin was 6.7% as compared to 11.4% reported a year ago.
•Adjusted operating margin* was 8.4%, as compared to 12.3% reported a year ago.
•Diluted earnings per share of $0.13 as compared to $0.41 reported a year ago.
•Adjusted diluted earnings per share* of $0.19, as compared to $0.45 reported a year ago.
•Cash from operating activities was $10.4 million with adjusted free cash flow* of $3.1 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "In the second quarter, our businesses and teams around the world responded effectively to the challenges and disruptions due to the COVID-19 pandemic. Despite lower revenue due to COVID-19 impacts, we achieved solid margins and earnings per share due to cost controls and manufacturing efficiencies. Our Foil Technology Products segment performed well driven by sales strength in our advanced sensors and precision foil resistors product lines. In the Force Sensors segment, a government-mandated shutdown in India negatively impacted our sales of these products, while sales in our Weighing and Control Systems segment were softer. We generated positive adjusted free cash flow* while continuing our investments to expand our production capacity for our advanced sensors business.

Mr. Shoshani said: "As the world contends with the global pandemic, there continues to be limited visibility and uncertainty in our markets. Nonetheless, we believe our strong balance sheet and business model, combined with our focus on key long-term growth and cost-savings initiatives, provides us with the foundation to deliver long-term value to our shareholders."
Second Quarter and Six Month Financial Trends:
The Company's second fiscal quarter 2020 net earnings attributable to VPG stockholders were $1.8 million, or $0.13 per diluted share, compared to $5.6 million, or $0.41 per diluted share, in the second fiscal quarter of 2019. Foreign currency exchange rates for the second quarter of 2020 decreased net income by $1.2 million, or $0.09 per diluted share, relative to the prior year period.
In the six fiscal months ended June 27, 2020 net earnings attributable to VPG stockholders were $5.1 million, or $0.37 per diluted share, compared to $13.8 million, or $1.02 per diluted share, in the six fiscal months ended June 29, 2019. Foreign currency exchange rates for the six fiscal months ended June 27, 2020 decreased net income by $0.7 million, or $0.05 per diluted share, relative to the prior year period.
The second fiscal quarter 2020 adjusted net earnings* attributable to VPG stockholders were $2.6 million, or $0.19 per diluted share, compared to $6.2 million, or $0.45 per diluted share in the second fiscal quarter of 2019.
In the six fiscal months ended June 27, 2020 adjusted net earnings* attributable to VPG stockholders were $6.6 million, or $0.48 per diluted share, compared to $14.4 million, or $1.06 per diluted share in the in the six fiscal months ended June 29, 2019.
Segments

Foil Technology Products segment revenues decreased 3.7% to $31.8 million in the second fiscal quarter of 2020, down from $33.0 million in the second fiscal quarter of 2019; sequential revenue increased 4.3% compared to $30.5 million in the first quarter of 2020. The year-over-year decrease in revenues was primarily attributable to lower precision resistor sales in the test and measurement market, which was partially offset by an increase in the avionics, military and space market. The decrease was also reflected for distributors and OEM customers in the industrial weighing market, which was mostly offset by an increase in our advance sensors product line in our other markets. The sequential increase in revenue was attributable to precision resistor products for OEM customers, primarily in the avionics, military and space market and an increase in the advance sensors product line in our other markets.
Gross profit margin for the Foil Technology Products segment was 41.8% (41.7% excluding the impact of COVID-19) for the second fiscal quarter of 2020, a decrease compared to 43.6% in the second fiscal quarter of 2019, and an increase compared to 36.7% in the first fiscal quarter of 2020. The year-over-year decrease in adjusted gross profit margin was primarily due to lower volume and a negative impact from exchange rates, which was partially offset by cost controls and manufacturing efficiencies. The sequential increase in gross profit margin was primarily due to higher volume and manufacturing efficiencies.
Force Sensors segment revenues declined 45.5% to $8.9 million in the second fiscal quarter of 2020, compared to $16.3 million in the second fiscal quarter of 2019; sequential revenue declined 39.3%, compared to $14.7 million in the first quarter of 2020. The year-over-year and sequential decrease in revenues was attributable to a significant limitation in production at our India operations during the second quarter of 2020 as a result of COVID-19 mitigation orders by the Indian government.
Gross profit margin for the Force Sensors segment was 11.6% (19.6% excluding the impact of COVID-19) for the second fiscal quarter of 2020, which was a decrease compared to 26.9% in the second fiscal quarter of 2019, and 24.3% in the first fiscal quarter of 2020. The year-over-year decrease in adjusted gross profit margin was primarily due to lower volume due to the COVID-19 impacts mentioned above, a reduction in export grants, and a negative impact of foreign exchange, which was partially offset by cost controls. Sequentially, adjusted gross profit margin decreased due to lower volume due to COVID-19 impacts, which was partially offset by cost controls.
Weighing and Control Systems segment revenues declined 14.3% year over year to $18.4 million in the second fiscal quarter of 2020, down from $21.5 million in the second fiscal quarter of 2019. Sequentially, revenue decreased 18.1% from $22.5 million in the first fiscal quarter of 2020. The year-over-year decrease in revenues was primarily attributable to the onboard weighing product line in the transportation market, which was partially offset with the additional revenues of Dynamic Systems Inc. ("DSI") acquired in November 2019. The sequential decrease in revenue was primarily attributable to a reduction in sales of onboard weighing products for the transportation market and of DSI, which was partially offset by higher steel-related sales.
The second fiscal quarter 2020 gross profit margin for the Weighing and Control Systems segment was 47.6% (47.3% excluding the purchasing accounting adjustments related to the DSI acquisition and the impact of COVID-19), compared to 45.6% from the second fiscal quarter of 2019, and 45.7% (48.0% excluding the purchase accounting adjustment of $0.5 million related to the DSI acquisition) in the first fiscal quarter of 2020. The year-over-year increase in adjusted gross profit margin was mostly due to favorable product mix and the addition of DSI. The sequential decrease in adjusted gross profit margin was due to lower volume, which was partially offset by cost controls.

Impacts From the Global COVID-19 Pandemic:
As the COVID-19 pandemic began to unfold around the world, the Company took measures to protect its employees and customers. Those measures included suspending business travel, enabling certain employees to work from home, implementing workplace distancing, and adjusting work shifts to minimize employees’ contact with other employees. While the majority of the Company’s operations have been able to operate despite the impacts from the COVID-19 pandemic, the Company’s Force Sensors manufacturing facility in India operated at partial capacity through the second quarter of 2020 as a result of government-mandated restrictions. These restrictions significantly impacted the Company’s financial results in the second quarter, reducing Force Sensors revenue by approximately $6 million from pre-COVID runrate levels and reducing its operating profit by approximately $2.5 million due to the lower revenue. After the Company received approval from the Indian government to operate its facility without limitation on July 1, 2020, the Company accelerated the ramp of production. Given the timing of these efforts, for the third quarter the Company expects Force Sensor revenues to be adversely impacted by approximately $3 million to $4 million from pre-COVID runrate levels, and its operating profit to be impacted by approximately $1.0 million to $1.5 million due to the lower revenue.
As of July 1, 2020, all of the Company’s facilities are operating without limitations with some employees working remotely where possible. Nonetheless, given the impacts to date and the ongoing uncertainty concerning the magnitude of the impact and duration of the COVID-19 pandemic, the ongoing economic disruption may continue to adversely affect the Company’s business and financial results.

Near-Term Outlook
“Given our order rates and the ongoing uncertainties and economic impacts of the global pandemic, we expect net revenues to grow sequentially and be in the range of $59 million to $65 million for the third fiscal quarter of 2020, at constant second fiscal quarter 2020 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the Dynamic Systems, Inc. acquisition and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, COVID-19 costs, restructuring costs, and executive severance costs. We define "adjusted net earnings” and "adjusted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, COVID-19 costs, restructuring costs, executive severance costs, and associated tax effects. "Adjusted free cash flow" for the second fiscal quarter of 2020 is defined as the amount of cash generated from operating activities ($10.4 million), in excess of our capital expenditures ($7.7 million), net of proceeds, if any, from the sale of assets ($0.4 million). Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating performance for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast
A conference call will be held today (August 4) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6011 or internationally 1-412-317-6061 and use passcode 9737941, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10145602. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies (including Dynamic Systems, Inc.); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 "coronavirus") and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	June 27, 2020	June 29, 2019
Net revenues	$59,146	$70,870
Costs of products sold	36,036	42,261
Gross profit	23,110	28,609
Gross profit margin	39.1%	40.4%

Selling, general, and administrative expenses	18,640	19,896
Executive severance costs	—	611
Restructuring costs	499	—
Operating income	3,971	8,102
Operating margin	6.7%	11.4%

Other income (expense):
Interest expense	(267)	(359)
Other	(1,273)	(160)
Other income (expense)	(1,540)	(519)

Income before taxes	2,431	7,583

Income tax expense	684	2,003

Net earnings	1,747	5,580
Less: net (loss) earnings attributable to noncontrolling interests	(12)	15
Net earnings attributable to VPG stockholders	$1,759	$5,565

Basic earnings per share attributable to VPG stockholders	$0.13	$0.41
Diluted earnings per share attributable to VPG stockholders	$0.13	$0.41

Weighted average shares outstanding - basic	13,571	13,518
Weighted average shares outstanding - diluted	13,609	13,595

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 27, 2020	June 29, 2019
Net revenues	$126,842	$147,395
Costs of products sold	78,667	85,735
Gross profit	48,175	61,660
Gross profit margin	38.0%	41.8%

Selling, general, and administrative expenses	38,931	40,344
Executive severance costs	—	611
Restructuring costs	629	—
Operating income	8,615	20,705
Operating margin	6.8%	14.0%

Other income (expense):
Interest expense	(728)	(747)
Other	(590)	(932)
Other income (expense)	(1,318)	(1,679)

Income before taxes	7,297	19,026

Income tax expense	2,258	5,120

Net earnings	5,039	13,906
Less: net (loss) earnings attributable to noncontrolling interests	(32)	98
Net earnings attributable to VPG stockholders	$5,071	$13,808

Basic earnings per share attributable to VPG stockholders	$0.37	$1.02
Diluted earnings per share attributable to VPG stockholders	$0.37	$1.02

Weighted average shares outstanding - basic	13,556	13,506
Weighted average shares outstanding - diluted	13,598	13,579

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 27, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,197	$86,910
Accounts receivable, net	40,743	43,198
Inventories:
Raw materials	22,899	21,701
Work in process	25,315	23,128
Finished goods	18,521	22,066
Inventories, net	66,735	66,895

Prepaid expenses and other current assets	16,046	15,558
Total current assets	210,721	212,561

Property and equipment, at cost:
Land	4,191	4,243
Buildings and improvements	52,200	52,708
Machinery and equipment	112,888	111,492
Software	9,586	9,384
Construction in progress	10,028	2,485
Accumulated depreciation	(122,893)	(119,042)
Property and equipment, net	66,000	61,270

Goodwill	34,588	35,018
Intangible assets, net	32,611	34,198
Operating lease right-of-use assets	22,401	8,691
Other assets	18,329	18,675
Total assets	$384,650	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 27, 2020	December 31, 2019
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,350	$8,869
Payroll and related expenses	15,090	16,312
Other accrued expenses	16,984	16,126
Income taxes	1,766	261
Current portion of operating lease liabilities	3,924	2,827
Current portion of long-term debt	85	44,516
Total current liabilities	47,199	88,911

Long-term debt, less current portion	40,592	17
Deferred income taxes	3,477	3,478
Operating lease liabilities	19,032	5,811
Other liabilities	14,409	14,775
Accrued pension and other postretirement costs	15,701	15,669
Total liabilities	140,410	128,661

Commitments and contingencies

Equity:
Common stock	1,317	1,312
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,134	197,125
Retained earnings	94,359	89,288
Accumulated other comprehensive loss	(40,084)	(37,703)
Total Vishay Precision Group, Inc. stockholders' equity	244,064	241,360
Noncontrolling interests	176	392
Total equity	244,240	241,752
Total liabilities and equity	$384,650	$370,413

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six Fiscal Months Ended
	June 27, 2020	June 29, 2019
Operating activities
Net earnings	$5,039	$13,906
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,312	5,619
Loss from extinguishment of debt	30	—
Gain on disposal of property and equipment	(143)	(50)
Share-based compensation expense	757	1,086
Inventory write-offs for obsolescence	1,302	1,389
Deferred income taxes	(146)	379
Other	25	(2,753)
Net changes in operating assets and liabilities:
Accounts receivable, net	2,077	7,085
Inventories, net	(1,383)	(3,288)
Prepaid expenses and other current assets	(632)	(3,301)
Trade accounts payable	1,228	(645)
Other current liabilities	2,229	(2,396)
Net cash provided by operating activities	16,695	17,031

Investing activities
Capital expenditures	(11,018)	(5,764)
Proceeds from sale of property and equipment	378	214
Adjustment to purchase price of a business	156	—
Net cash used in investing activities	(10,484)	(5,550)

Financing activities
Principal payments on long-term debt	(66)	(2,311)
Repayments of principal upon termination of long-term borrowings	(3,352)	—
Debt issuance costs	(402)	—
Purchase of noncontrolling interest	(253)	—
Contributions from noncontrolling interests	117	2
Payments of employee taxes on certain share-based arrangements	(813)	(854)
Net cash used in financing activities	(4,769)	(3,163)
Effect of exchange rate changes on cash and cash equivalents	(1,155)	228
Increase in cash and cash equivalents	287	8,546

Cash and cash equivalents at beginning of period	86,910	90,159
Cash and cash equivalents at end of period	$87,197	$98,705

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(10,290)	$(4,992)
Capital expenditures accrued but not yet paid	$455	$1,077
Supplemental disclosure of financing transactions:
Non-cash extinguishment of long-term debt facility (see Note 7)	$(7,020)	$—
Non-cash refinancing of revolving facility (see Note 7)	$7,020	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
As reported - GAAP	$23,110	$28,609	$3,971	$8,102	$1,759	$5,565	$0.13	$0.41
As reported - GAAP Margins	39.1%	40.4%	6.7%	11.4%
Acquisition purchase accounting adjustments	41	—	41	—	41	—	—	—
COVID-19 impact	558		443		443		0.03
Executive Severance costs		—		611		611	—	0.04
Restructuring costs		—	499	—	499	—	0.04	—
Less: Tax effect of reconciling items and discrete tax items		—		—	134	—	0.01	—
As Adjusted - Non GAAP	$23,709	$28,609	$4,954	$8,713	$2,608	$6,176	$0.19	$0.45
As Adjusted - Non GAAP Margins	40.1%	40.4%	8.4%	12.3%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Six fiscal months ended	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
As reported - GAAP	$48,175	$61,660	$8,615	$20,705	$5,071	$13,808	$0.37	$1.02
As reported - GAAP Margins	38.0%	41.8%	6.8%	14.0%
Acquisition purchase accounting adjustments	556	—	556	—	556	—	0.04	—
COVID-19 impact	558		443		443		0.03
Executive Severance costs	—	—		611		611	—	0.04
Restructuring costs	—	—	629	—	629	—	0.05	—
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	142	—	0.01	—
As Adjusted - Non GAAP	$49,289	$61,660	$10,243	$21,316	$6,557	$14,419	0.48	$1.06
As Adjusted - Non GAAP Margins	38.9%	41.8%	8.1%	14.5%